Exhibit 99.1

Media Relations Contact: Brian Ziel (831.439.5429) brian.ziel@seagate.com

Investor Relations Contact:

Rod Cooper (831.439.2371) rod.j.cooper@seagate.com

SEAGATE TECHNOLOGY ANNOUNCES DIVIDEND INCREASE AND NEW $2.5

BILLION SHARE REPURCHASE AUTHORIZATION

SCOTTS VALLEY, CA – February 4, 2008 – Seagate Technology (NYSE: STX) today announced that its Board of Directors has approved an increase in its quarterly dividend from $0.10 to $0.12 per share, effective with the dividend expected to be paid to shareholders after the conclusion of the company’s third fiscal quarter of 2008.

Additionally, the Board of Directors has authorized the company to repurchase up to an additional $2.5 billion of its outstanding common shares over the next 24 months. This new share repurchase authorization continues our commitment to enhancing shareholder value.

Seagate expects to fund the share repurchase through a combination of cash on hand, future cash flow from operations and potential alternative sources of financing. Share repurchases under this program may be made through a variety of methods, which may include open market purchases, privately negotiated transactions, block trades, accelerated share repurchase transactions or otherwise, or by any combination of such methods. The timing and actual number of shares repurchased will depend on a variety of factors including the common share price, corporate and regulatory requirements and other market and economic conditions. The share repurchase program may be suspended or discontinued at any time.

Cautionary Note Regarding Forward-Looking Statements

This news release contains forward-looking statements as defined in the Securities Exchange Act of 1934 and is subject to the safe harbors created therein. The forward-looking statements contained herein include, but are not limited to, statements relating to the timing of, amounts purchased under, funding and methods of implementation of Seagate’s share repurchase program. Actual events may differ materially from current expectations. Such risks and uncertainties include, but are not limited to risks associated with Seagate’s ability to complete the share repurchase program. Forward-looking statements are based on the beliefs and assumptions of Seagate’s management and on currently available information. Seagate undertakes no responsibility to publicly update or revise any forward-looking statement.

Seagate Announces $2.5 Billion, 24-Month Stock Repurchase Program

About Seagate

Seagate is the worldwide leader in the design, manufacture and marketing of hard disc drives, providing products for a wide-range of Enterprise, Desktop, Mobile Computing, and Consumer Electronics applications. Seagate’s business model leverages technology leadership and world-class manufacturing to deliver industry-leading innovation and quality to its global customers, and to be the low cost producer in all markets in which it participates. The company is committed to providing award-winning products, customer support and reliability to meet the world’s growing demand for information storage. Seagate can be found around the globe and at www.seagate.com.

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